EXHIBIT 23.2

September 19, 2008

    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Noble Innovations, Inc. 2008 Non-Qualified Attorneys Stock Compensation Plan and the 2008 Non-Qualified Consultant Stock Compensation Plan, of our report dated April 11, 2008, with respect to our audit of the financial statements of Noble Innovations, Inc. included in its Annual Report of Form 10-K as of December 31, 2007 and for the year then ended, filed with the Securities and Exchange Commission.

/s/ Lawrence Scharfman
Lawrence Scharfman & Co. CPA P.C.
Boynton Beach, FL